Exhibit 99.1

157 Broad Street • Suite 109 • Red Bank, NJ 07701 • 732.741.2840 • www.PeopleString.com

FOR IMMEDIATE RELEASE

PeopleString to Launch PeopleDeals & MarketPlace
Local Group Selling Platform has 1,000 Local Entrepreneurs Enrolled

RED BANK, N. J., February 22, 2011: -- PeopleString Corporation (OTCBB: PLPE) announced today that it plans to launch its Beta version of the PeopleDeals & MarketPlace Platform in March.  The platform provides local businesses their own social application to attract and retain new customers, while leveraging their social connections.  An easy-to-use marketing dashboard permits users to create and launch social media, email, and SMS campaigns to promote their products, services and special offers.  Currently more than 1,000 local entrepreneurs have enrolled during pre-registration to introduce the platform in the United States and Canada.

The PeopleDeals & MarketPlace platform will be available for $649 per year after launch, but during the pre-launch period 800 accounts will be offered for a one-time fee of $350 (additional SMS messaging fees may apply.)  Pre-enrollment is offered at PeopleDeals.com or PeopleString.com.

“We are very excited to launch PeopleDeals and with over 1,000 “feet on the street”, we believe we can demonstrate to local business owners how they can reduce marketing costs and increase ROI using social media on the local level,” stated Darin Myman, President and CEO of PeopleString.  .We believe that PeopleDeals will save business owners time and money, while allowing them to get their offers into the marketplace faster, cheaper, and more efficiently than traditional methods or the current group buying sites”.

About PeopleString

PeopleString Corporation (OTCBB: PLPE) owns and operates the PeopleString.com’s Social Portal that features its patent pending “Insta Portal” technology.  Insta Portal allows users to put pieces of their favorite websites on their own PeopleString homepage.  The PeopleString Social Portal allows users to organize their favorite sites and pieces of their favorite sites as tabs, bookmarks, or Insta Portal previews.  PeopleString also provides a Social Group Selling platform that rewards users for creating social affiliations by referring friends and businesses to PeopleString. The social network created generates rewards for the user each time any other user in their social network earns them.  For more information, visit http://www.peoplestring.com.

Forward-Looking Statements

Statements about the future expectations of PeopleString Corporation, and all other statements in this press release other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995.  PeopleString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby.  Since these statements involve certain risks and uncertainties and are subject to change at any time, PeopleString Corporation’s actual results could differ materially from expected results.

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CONTACTS:
Darin Myman, PeopleString Corporation, 732-741-2840, dmyman@peoplestring.com
Howard Greene, Greene Inc., 516-825-0400, greenepr@aol.com.